UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C. 20549

                                     FORM 12b-25

                             NOTIFICATION OF LATE FILING

  (Check One):  | |  Form 10-K  |_| Form 20-F  |_| Form 11-K
  |x| Form 10-Q

                |_| Form N-SAR

                    For Period Ended:  June 30, 1999

               [ ]  Transition  Report on Form 10-K

               [ ]  Transition  Report on Form 20-F

               [ ]  Transition Report  on Form  11-K

               [ ]  Transition  Report on Form 10-Q

               [ ]  Transition Report on Form N-SAR
                    For the Transition Period Ended:
                                                    ---------------------

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    Read Instruction (on back page) Before Preparing Form.
  Please Print or Type.

      NOTHING IN THIS FORM SHALL BE CONSTRUED TO IMPLY THAT THE
      COMMISSION HAS VERIFIED ANY INFORMATION CONTAINED HEREIN.
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  If the notification  relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
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  PART I - REGISTRANT INFORMATION

       Beres Industries, Inc.
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       Full Name of Registrant
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       Former Name if Applicable

    1785 Swarthmore Avenue
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  Address of Principal Executive Office (Street and Number)

      Lakewood, New Jersey 08701
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    City, State and Zip Code

  PART II -- RULES 12b-25(b) AND (c)

  If the subject report could not be filed without reasonable effort or expense and the registrant seeks relief pursuant to Rule 12b- 25(b), the following should be completed. (Check box if appropriate)

        [x]    (a)  The reasons  described in  reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

        [x]    (b)  The subject annual report,  semi-annual report, transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

        [ ]    (c)  The  accountant's  statement or other exhibit required by
        Rule 12b-25(c) has been attached if applicable.


  PART III -- NARRATIVE

  State below in reasonable detail the reasons why Forms 10-K, 11-K, 10-Q, N-SAR, or the transition report or portion thereof, could not be filed within the prescribed time period.

  Due to time constraints, Company management was unable to complete Manage-ment's Discussion & Analysis by the required filing date, 08/16/99.

  PART IV -- OTHER INFORMATION

  (1) Name and telephone number of person to contact in regard to this notification

              Charles Beres, Jr.  (732) 367-5700
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                (Name)         (Area Code) (Telephone Number)

  (2) Have all other period reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports) been filed?
        If answer is no, identify report(s).

     [X] Yes [ ] No
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  (3)  Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

     [X] Yes [ }No

  If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

       It is anticipated that the Registrant shall report an increase of its Net Loss from operations from $(9,000) for the f/q/e 06/30/98 to $(102,000) for the f/q/e 06/30/99.

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                         Beres Industries, Inc.
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               (Name of Registrant as Specified in Charter)

  has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

  Date     08/11/99                         By: /s/ Charles Beres, Jr.
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                                                Charles Beres, Jr., President

  INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.

                                ATTENTION
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  Intentional misstatements or omissions of fact constitute Federal Criminal
  Violations (See 18 U.S.C. 1001).
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